[LETTERHEAD OF VORYS, SATER, SEYMOUR AND PEASE LLP]

                                  July 30, 1999




Board of Directors
Peoples Bancorp Inc.
138 Putnam Street
Marietta, OH  45750

Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of (a) $30,000,000 aggregate principal amount of Series B 8.62% Junior Subordinated Deferrable Interest Debentures (the "New Junior Subordinated Debentures") of Peoples Bancorp Inc., an Ohio corporation ("Peoples"), to be issued pursuant to the terms of the Indenture dated as of April 20, 1999 (the "Indenture"), between Peoples and Wilmington Trust Company, as Debenture Trustee; (b) $30,000,000 aggregate liquidation amount of Series B 8.62% Capital Securities (the "New Capital Securities") of PEBO Capital Trust I, a business trust created under the laws of the State of Delaware (the "Trust"), to be issued pursuant to the terms of the Amended and Restated Declaration of Trust, dated as of April 20, 1999 (the "Amended and Restated Declaration of Trust"), among Peoples and Wilmington Trust Company, as Property Trustee and as Delaware Trustee, and the Administrative Trustees named therein; and (c) the Series B Capital Securities Guarantee Agreement related to the New Capital Securities (the "New Guarantee") to be executed and delivered by Peoples for the benefit of the holders from time to time of the New Capital Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also relied as to certain matters related to Peoples on information obtained from public officials, officers of Peoples and other sources believed by us to be responsible.

                  In our examinations, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and (v) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by Peoples. In making our examination of documents executed or to be executed by parties other than Peoples, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have assumed the due authorization by all requisite action, corporate or other, and valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties.

                  We have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

                  Upon the basis of such examination, we advise you that, when:

                           (i) the Registration Statement on Form S-4 ("Registration No. 333-81251), as amended by Pre-Effective Amendment No. 1 thereto (the "Registration Statement"), relating to the New Junior Subordinated Debentures, the New Capital Securities and the New Guarantee has become effective under the 1933 Act;

                           (ii)  the  Series  B  Capital  Securities   Guarantee
         Agreement relating to the New Guarantee with respect to the New Capital Securities of the Trust has been duly executed and delivered;

                           (iii) the New Junior Subordinated Debentures have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

                           (iv) the New Capital Securities have been duly executed in accordance with the Amended and Restated Declaration of Trust of the Trust and issued and delivered as contemplated in the Registration Statement, the New Junior Subordinated Debentures and the New Guarantee relating to the New Capital Securities of the Trust will constitute valid and legally binding obligations of Peoples, subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by principles of equity. We advise you that certain remedial and other provisions of the New Junior Subordinated Debentures (and the Indenture under which they may be issued) and the New Guarantee may be limited by (i) implied covenants of good faith, fair dealing and commercially reasonable conduct, (ii) judicial discretion, in the instance of multiple or equitable remedies, and (iii) public policy.

                  We understand that you have received an opinion regarding the New Capital Securities from Richards, Layton & Finger, P.A., special Delaware counsel for Peoples and the Trust. We are expressing no opinion with respect to the matters contained in such opinion.

                  Members of our firm are admitted to the bar in the State of Ohio and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States. We note that each of the Indenture, the New Junior Subordinated Debentures, and the New Guarantee is governed by the laws of the State of New York. For purposes of this opinion, we have assumed that the laws of the State of New York are not inconsistent with the laws of Ohio in any matter material to this opinion.

                  We hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Form S-4 Registration Statement and to the references to us under the heading "Legal matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.



                                Very truly yours,

                            /s/ VORYS, SATER, SEYMOUR AND PEASE LLP
                                -----------------------------------
                                Vorys, Sater, Seymour and Pease LLP